Exhibit 99.1

American Eagle Outfitters Raises First Quarter Guidance

EPS of $0.18 to $0.20 Now Expected

Pittsburgh - May 2, 2012 -- American Eagle Outfitters, Inc. (NYSE: AEO) announced that based on stronger than expected sales and less promotional activity, the company is raising its first quarter earnings expectation to $0.18 to $0.20 per diluted share, compared to earnings of $0.14 per diluted share last year. The company's previous first quarter earnings guidance was $0.08 to $0.10 per diluted share.

Net sales for the first quarter increased 18% to $719 million compared to $610 million last year. Comparable store sales increased 17%, including sales from AEO direct.

Robert Hanson, chief executive officer of American Eagle Outfitters stated, "The team delivered on our near-term priorities of driving a competitive top line and improving margins. We experienced broad-based strength in our spring merchandise selling, which enabled us to pull back on full scale promotional plans. Looking ahead, our larger goal is to build upon our capabilities to deliver consistent profitable growth."

For fiscal 2012, the company is initiating an EPS range of $1.06 to $1.12 per diluted share, which assumes comparable store sales growth in the low- to mid- single digit range. In fiscal 2011, adjusted earnings per diluted share were $0.86, which excluded store impairment and executive transition costs as noted in the table below.

First quarter results will be announced on May 23, 2012 and management will host a conference call and real time webcast at 9:00 a.m. Eastern Time on that date. To listen to the call, dial 1-877-407-0789 or internationally dial 1-201-689-8562 or go to www.ae.com to access the webcast and audio replay.

Non-GAAP Measures

This press release includes information on non-GAAP earnings per diluted share ("non-GAAP" or "adjusted"). This measure is not based on any standardized methodology prescribed by U.S. generally accepted accounting principles ("GAAP") and is not necessarily comparable to similar measures presented by other companies. The company believes that this non-GAAP information is useful as an additional means for investors to evaluate the company's operating performance, when reviewed in conjunction with the company's GAAP financial statements. This amount is not determined in accordance with GAAP and therefore, should not be used exclusively in evaluating the company's business and operations.

American Eagle Outfitters, Inc.
GAAP to Non-GAAP EPS Reconciliation
(unaudited)

52 Weeks Ended
January 28, 2012

GAAP diluted EPS	$0.77
Add back: Executive transition costs	0.02
Add back: Store impairment charges	0.07
Non-GAAP diluted EPS	$0.86

About American Eagle Outfitters, Inc.

American Eagle Outfitters, Inc. (NYSE: AEO) is a leading global specialty retailer offering high-quality, on-trend clothing, accessories and personal care products at affordable prices under its American Eagle Outfitters, Aerie and 77kids brands. The company operates more than 1,000 stores in North America, and ships to 77 countries worldwide through its websites. American Eagle Outfitters and Aerie merchandise also is available at approximately 25 international franchise stores in 10 countries. For more information, please visit www.ae.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, specifically regarding first quarter and fiscal 2012 results. All forward-looking statements made by the company involve material risks and uncertainties and are subject to change based on factors beyond the company's control. Such factors include, but are not limited to the risk that the company's operating, financial and capital plans may not be achieved and the risks described in the Risk Factor Section of the company's Form 10-K and Form 10-Q filed with the Securities and Exchange Commission. Accordingly, the company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.

CONTACT:    American Eagle Outfitters, Inc.

Judy Meehan, 412-432-3300